Exhibit 21.0

Subsidiaries of the Registrant

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Bay-Vanguard Federal Savings Bank	100%	United States
Housing Recovery Corporation (1)	100%	Maryland

(1)	Wholly-owned subsidiary of Bay-Vanguard Federal Savings Bank.